Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-8 of Granite Ridge Resources, Inc. for the registration of additional shares with respect to the Amended and Restated 2022 Omnibus Incentive Plan of our reports dated March 5, 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in Granite Ridge Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Dallas, Texas
June 2, 2026